LOCORR INVESTMENT TRUST

CLASS C PLAN OF DISTRIBUTION
PURSUANT TO RULE 12b-1
(Adopted as of December 23, 2011)

WHEREAS, LoCorr Investment Trust, an Ohio business trust (the “Trust”), engages in business as an open-end management investment company and is registered as such under the Investment Company Act of 1940, as amended (the “1940 Act”); and

WHEREAS, the Trust is authorized to issue an unlimited number of shares of beneficial interest without par value (the “Shares”), which may be divided into one or more series of Shares (“Series”); and

WHEREAS, the Trustees of the Trust as a whole, and the Trustees who are not interested persons of the Trust (as defined in the 1940 Act) and who have no direct or indirect financial interest in the operation of this Plan or in any agreement relating hereto (the “Independent Trustees”), having determined, in the exercise of reasonable business judgment and in light of their fiduciary duties under state law and under Section 36(a) and (b) of the 1940 Act, that there is a reasonable likelihood that this Plan will benefit each series listed on Exhibit A (each a “Fund”, collectively the “Funds”) and each Fund’s shareholders, have approved this Plan, by votes cast in person at a meeting called for the purpose of voting hereon and on any agreements related hereto.

NOW THEREFORE, the Trust hereby adopts this Plan for the Class C shares of each Fund, in accordance with Rule 12b-1 under the 1940 Act, on the following terms and conditions:

1.  Distribution Activities.  Subject to the supervision of the Trustees of the Trust, each Fund may, directly or indirectly, engage in any activities related to the distribution of Class C shares of the Fund, which activities may include, but are not limited to, the following:  (a) payments, including incentive compensation, to securities dealers or other financial intermediaries, financial institutions, investment advisers and others that are engaged in the sale of Class C shares, or that may be advising shareholders of the Fund regarding the purchase, sale or retention of Class C shares; (b) expenses of maintaining personnel (including personnel of organizations with which the Trust has entered into agreements related to this Plan) who engage in or support distribution of Class C shares; (c) costs of preparing, printing and distributing prospectuses and statements of additional information and reports of the Fund for recipients other than existing shareholders of the Fund; (d) costs of formulating and implementing marketing and promotional activities, including, but not limited to, sales seminars, direct mail promotions and television, radio, newspaper, magazine and other mass media advertising; (e) costs of preparing, printing and distributing sales literature; (f) costs of obtaining such information, analyses and reports with respect to marketing and promotional activities as the Trust may, from time to time, deem advisable; and (g) costs of implementing and operating this Plan.  The Trust is authorized to engage in the activities listed above, and in any other activities related to the distribution of Class C shares, either directly or through other persons with which the Trust has entered into agreements related to this Plan.

2.  Fees.

(a)  Annual Fees.  Each Fund will pay the Fund’s distributor (the “Distributor”) an annual fee for the Distributor’s services in connection with the sales and promotion of the Fund, including its expenses in connection therewith (collectively, “Distribution Expenses”).  The annual fee paid by each Fund to the Distributor under this Plan will be calculated daily and paid monthly by the Fund on the first day of each month at an annual rate not to exceed 0.75% of the average daily net assets of the Class C shares of the respective Fund.  Payments received by the Distributor pursuant to this Plan will also compensate the Distributor for its services under the Distribution Agreement.

(b)  Service Fees.  In addition to the payments provided for in Section 2(a) and in order to further enhance the distribution of the respective Fund’s Class C shares, each Fund shall pay the Distributor a fee at an annual rate not to exceed 0.25% of the average daily net assets of the Class C shares of the respective Fund for payments made to securities dealers or other financial intermediaries, financial institutions, investment advisers and others that: (a) hold Class C shares for shareholders in omnibus accounts or as shareholders of record or provide shareholder support or administrative services to the Fund and its shareholders; or (b) render shareholder support services not otherwise provided by the Trust’s transfer agent, including, but not limited to, allocated overhead, office space and equipment, telephone facilities and expenses, answering routine inquiries regarding the Trust, processing shareholder transactions, and providing such other shareholder services as the Trust may reasonably request.  If the NASD adopts a definition of “service fees” for purposes of Section 26(d) of the Rules of Fair Practice of the NASD (or any successor to such rule) that differs from the definition of service fees hereunder, the definition of service fees hereunder shall be automatically amended, without further action of the parties, to conform to such NASD definition.

3.  Term and Termination.

(a)  This Plan shall become effective with respect to a Fund upon approval by majority votes of:  (i) the Trust’s Board of Trustees; and (ii) the Independent Trustees, cast in person at a meeting called for the purpose of voting on the Plan; and (iii) the shareholders of the Fund.

(b)  This Plan shall remain in effect, with respect to a Fund, for the period of one year from the date determined pursuant to paragraph 3(a) above and may be continued thereafter if this Plan is approved at least annually by a majority of the Trust’s Board of Trustees and a majority of the Independent Trustees, cast in person at a meeting called for the purpose of voting on such Plan.

(c)  This Plan may be terminated with respect to a Fund at any time by the vote of a majority of the Independent Trustees or by vote of a majority of the outstanding voting securities (as defined in the 1940 Act) of the Class C shares of the Funds.  If this Plan is terminated with respect to a Fund, the Fund will not be required to make any payments for expenses incurred after the date of termination.

4.  Amendments.  All material amendments to this Plan must be approved in the manner provided for annual renewal of this Plan in Section 3(b) hereof.  In addition, this Plan may not be amended to increase materially the amount of expenditures provided for in Section 2 hereof for a Fund unless such amendment is approved by a vote of the majority (as defined in the 1940 Act) of the outstanding voting securities of the Class C shares of the Fund to which the increase applies.

5.  Selection and Nomination of Trustees.  While this Plan is in effect, the selection and nomination of Trustees who are not interested persons (as defined in the 1940 Act) of the Trust shall be committed to the discretion of the Trustees who are not interested persons of the Trust.

LoCorr Investment Trust
Class A 12b-1 Plan

6.  Quarterly Reports.  The Treasurer of the Trust shall provide to the Trustees and the Trustees shall review, at least quarterly, a written report of the amounts expended pursuant to this Plan and any related agreement and the purposes for which such expenditures were made.

7.  Recordkeeping.  The Trust shall preserve copies of this Plan and any related agreement and all reports made pursuant to Section 6 hereof, for a period of not less than six years from the date of this Plan, the agreements or such reports, as the case may be, the first two years in an easily accessible place.

8. Limitation of Liability.  A copy of the Agreement and Declaration of Trust of the Trust is on file with the Secretary of the State of Ohio and notice is hereby given that this Plan is executed on behalf of the Trustees of the Trust as trustees and not individually and that the obligations of each Fund under this instrument are not binding upon the Trustees, the shareholders of the Trust individually, or with respect to the Fund, the assets or property of any other series of the Trust, but are binding only upon the assets and property of the Fund, respectively.

LoCorr Investment Trust
Class A 12b-1 Plan

Exhibit A

LoCorr Investment Trust

Class C Master Distribution Plan

The Class C Plan of Distribution has been adopted with respect to the following Funds:

Fund	Effective Date
LoCorr Managed Futures Strategy Fund
LoCorr Long/Short Commodity Strategies Fund

Amended as of: December 23, 2011

837637.1

LoCorr Investment Trust
Class A 12b-1 Plan